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                                                                     EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                              ZYDECO ENERGY, INC.

              (Pursuant to Section 242 of the General Corporation
                         Law of the State of Delaware)

     Zydeco Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies:

     FIRST, that the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable amendments to the Certificate of Incorporation of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware such that Article FIRST and the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation shall read in their entirety as follows:

          "FIRST: The name of the Corporation is DTVN Holdings, Inc."

          "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 151,000,000 of which 150,000,000 shares shall be Common Stock of the par value of $.001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.001 per share."

     SECOND, that at a special meeting of stockholders of the Corporation on December 21, 2000, a majority of the stockholders of the Corporation voted in favor of such amendments, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     THIRD, that the previously stated amendments to the Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Hugh D. Simpson, its authorized officer, on this 21st day of December, 2000.

                         ZYDECO ENERGY, INC.


                         By:  /s/ Hugh D. Simpson
                              -------------------------------
                         Name:  Hugh D. Simpson
                         Title: President